Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statements (Form S-3 Nos. 333-145638, 333-153084, 333-217859 and 333-221421)

•	Registration Statements (Form S-8 Nos. 333-120345, 333-39484, 333-30751, 333-136703) pertaining to the BioCryst Pharmaceuticals, Inc. 1991 Stock Option Plan, as amended and restated.

•	Registration Statement (Form S-8 No. 333-90582) pertaining to the BioCryst Pharmaceuticals, Inc. Employee Stock Purchase Plan;

•	Registration Statement (Form S-8 No. 333-145627) pertaining to the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan, as amended and restated, and the Employment Letter Agreement dated April 2, 2007 between BioCryst Pharmaceuticals, Inc. and David McCullough;

•	Registration Statements (Form S-8 Nos. 333-176096, 333-211529, 333-218360 and 333-228296) pertaining to the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan, as amended and restated;

•	Registration Statements (Form S-8 Nos. 333-152570, 333-167830, 333-187193 and 333-195869) pertaining to the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan and the Employee Stock Purchase Plan, each as amended and restated.

of our reports dated March 14, 2019, with respect to the consolidated financial statements of BioCryst Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of BioCryst Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 14, 2019